Exhibit 4.3

THIS SECURED CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION OR QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED PURSUANT TO AN EXEMPTION UNDER SUCH ACT AND SECURITIES LAWS.

SECURED CONVERTIBLE PROMISSORY NOTE

$500,000	January 8, 2021

FOR VALUE RECEIVED, EZRaider LLC, its affiliates and assigns (the “Borrower”), hereby promises to pay to COOPER DuBois (“Lender”), the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) (the “Principal Amount”), in accordance with the provisions of this Secured Convertible Promissory Note (this “Note”). Borrower is presently initiating a capital raise to finance the closing of an acquisition of 100% of D.S Raider Ltd., a company incorporated under the laws of Israel (“Proposed Acquisition”):

1.     Interest. The Principal Amount of this Note outstanding from time to time shall accrue interest on the Principal Amount of this Note at a rate per annum equal to eight percent (8.0%) (“Interest”). All computations of interest shall be made by Lender on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest is payable.

2.     Payment and Maturity Date. Except to the extent converted by Lender pursuant to the terms of Section 5, the Principal Amount shall be due and payable on the earlier of: (i) the one year anniversary of this Note or (ii) the closing of the Proposed Acquisition (“Maturity Date”). Lender shall, at its option, have the right to convert all or a portion of the principal and interest due under the Note on the Maturity Date as set forth in Section 5. Upon payment of the Principal Amount and accrued interest under this Note, this Note shall be extinguished and be of no further force and effect. The Borrower may prepay this Note in whole or in part; provided, however, that, prior to any prepayment, the Borrower shall give at least 15 days prior written notice of the amount of such planned prepayment in order to give Lender the opportunity to exercise its rights under Section 5 hereof.

3.     Additional Payment Terms. All payments made hereunder will be made in lawful money of the United States of America at the principal office of the Lender, or at such other place as the Lender may from time to time designate in writing to the Borrower. The Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.

4.     Security. Borrower’s payment and performance obligations under this Note shall be secured by a first priority security interest in all assets of Borrower. The Borrower further agrees as follows:

4.1.      Grant of  Security: Subject to the rights and security interests of a secured party, as defined in the Uniform Commercial Code, and without interfering with or diminishing the Borrower’s right to dispose of, transfer, or sell any of the assets set forth below, the Borrower hereby unconditionally grants, assigns, and pledges to the Lender to secure the obligations evidenced by this Note, a continuing security interest in all of the Borrower’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”),:

(a)        all of the Borrower’s Accounts (as that term is defined in Article 9 of the Uniform Commercial Code, as in effect from time to time (the “Code”; any terms (whether capitalized or lower case) used in this Note that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern));

(b)         all of the Borrower’s books and records;

(c)         all of the Borrower’s chattel paper (as that term is defined in the Code);

(d)         all of the Borrower’s commercial tort claims (as that term is defined in the Code);

(e)         all of the Borrower’s deposit accounts and securities accounts (as each such term is defined in the Code);

(f)          all of the Borrower’s equipment (as that term is defined in the Code);

(g)         all of the Borrower’s general intangibles (as that term is defined in the Code);

(h)         all of such the Borrower’s inventory (as that term is defined in the Code);

(i)          all of the Borrower’s investment property (as that term is defined in the Code);

(j)          all of the Borrower’s letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code);

(k)          all of the Borrower’s supporting obligations, and includes letters of credit and guaranties issued in support of accounts, chattel paper, documents, general intangibles, instruments or investment property (as each such term is defined in the Code);

(1)          all of the Borrower’s money, cash equivalents, or other assets of the Borrower that now or hereafter lawfully come into the possession, custody, or control of the Lender (or its agent or designee); and

(m)         all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing.

4.2          Authorization to File Financing Statements:

(a)         Contingent upon submission of adequate written notice and subject to the written approval of the Borrower before filing, which shall not be unreasonably withheld, the Borrower authorizes the filing by the Lender of financing or continuation statements, or amendments thereto, and the Borrower will execute and deliver to the Lender such other instruments or notices, as the Lender may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted hereby.

(b)        Contingent upon submission of adequate written notice and subject to the written approval of the Borrower before filing, transmission, or communication, which shall not be unreasonably withheld, the Borrower authorizes the Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by Article 9 of the Code for the sufficiency or filing office acceptance.

5.            Optional Conversion.

5.1. Conversion Price. If the entire Principal Amount has not been repaid to the Lender upon the Maturity Date, Lender shall have the option and right to convert all or any part of the Principal Amount and accrued Interest which is outstanding and has not otherwise been repaid (“Outstanding Amount”), as follows:

(a)         at the time of the Proposed Acquisition closing, the Lender may convert some or all of the Outstanding Amount into equity interest in the surviving entity1; the conversion price shall be calculated based upon Borrower’s1 valuation at the time of the Proposed Acquisition based upon the financial raise completed to close the Proposed Acquisition; the Outstanding Amount shall be convertible at a 35% discount to this valuation into shares of the Borrower’s1 common stock / equity interest (“Offering Shares”);

(b)         In the event the Proposed Acquisition does not close, for any reason whatsoever, the Outstanding Amount may be converted into a percentage ownership interest of the Borrower (“Borrower Shares”), at a 35% discount to the fair market value of the Borrower Shares at that time of conversion.

The Offering Shares and Borrower Shares are collectively referred to as “Conversion Shares”.

5.2.        Removed and reserved.

5.3.        Conversion Procedure. To convert this Note into Conversion Shares, Lender shall surrender this Note to Borrower accompanied by an executed conversion notice, the form of which is attached hereto as Exhibit A (the “Conversion Notice”). The Conversion Notice shall state the portion of the Outstanding Amount with respect to which such Lender wishes to elect conversion, and the name or names (with address(es)) in which the certificate or certificates of the Borrower Shares shall be issued, if the Conversion Shares are to be certificated. As soon as practicable after the receipt of such Conversion Notice and the surrender of this Note, Borrower shall (1) issue and deliver to the Lender one or more certificates for the Conversion Shares, if the Conversion Shares are certificated, and (2) provide for any fractional shares as provided in Section 5.3. Such conversion shall be deemed to have been consummated immediately upon receipt by the Borrower of the duly executed Conversion Notice (the “Conversion Date”). Upon the Conversion Date, the Lender’s rights under this Note shall cease with respect to the Outstanding Amount converted and the upon such conversion Lender or its assigns shall be deemed to have become the holder(s) of record of such Conversion Shares (whether or not certificates are ever delivered).

1 At Closing of the Proposed Acquisition, the Borrower is intending to dissolve and shall be survived by EZ Raider Global Inc., a Nevada corporation, which shall assume the obligations of this Note upon assignment in accordance with the terms herein.

5.4.       Fractional Shares. No fractional Conversion Shares shall be issuable upon conversion of this Note, but a payment in cash or cash equivalents will be made in respect of any fraction of a Borrower Share that would otherwise be issuable upon the conversion of this Note, payable at the same time that certificates are required to be delivered.

6.           Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to Lenders that the statements in the following paragraphs of this Section 6 will be true and correct at all times so long as any Obligations are outstanding under this Note:

6.1.       Organization and Qualification. The Borrower (i) is an entity duly organized, validly existing and in good standing under the laws of Washington State and (ii) has all requisite corporate or similar power and authority under the laws of Washington to carry on its business as now being conducted.

6.2.       Authority and Power. The Borrower has all requisite organizational power and authority to execute and deliver this Note and to perform its obligations hereunder. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder by the Borrower have been duly authorized, and no other action on the part of the Borrower is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of such transactions. This Note has been duly and validly executed and delivered by the Borrower and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Note constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights generally in effect from time to time and by general principles of equity.

6.3.       Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Borrower is required in connection with the performance of Borrower’s obligations hereunder.

6.4.       Compliance with Laws. Borrower is in compliance with all applicable laws, rules, statutes, regulations, and ordinances in all material respects.

6.5.       Compliance with Other Instruments. The Borrower is not in violation or default of any provisions of its organizational documents, each as amended from time to time and as currently in effect, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound. The execution, delivery, and performance of and compliance with this Note will not result in any such violation or default.

6.6.       Litigation. There is no action, suit, proceeding or investigation pending, or currently threatened in writing, against the Borrower that (a) questions the validity of this Note or the right of the Borrower to enter into this Note and consummate the transactions contemplated hereby, or (b) might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Borrower.

7.            Covenants. For so long as the Borrower has any outstanding obligations under this Note, the following shall apply:

7.1.        Compliance With Laws, etc. Except as otherwise provided in this Note, Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, business (in accordance with past practice during the 12 months prior to the date hereof), rights, licenses, permits and franchises and comply with all applicable laws, rules, statutes, regulations, and ordinances in all material respects.

7.2.        Taxes. The Borrower shall timely file all federal, state and local tax returns (“Tax Returns”) required to be filed (taking into account any valid extensions of time to file) and shall pay and discharge or cause to be paid and discharged when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof. Without limiting the foregoing, the Borrower shall provide copies to Lender of all Tax Returns or other material correspondence with taxing authorities simultaneously when filed or received.

7.3.        Permits. The Borrower shall take all necessary and appropriate action to ensure the continuance in force of all material consents, licenses, permits, orders, decrees, authorizations, registrations, filings and other Governmental Approvals necessary to enable and authorize the ongoing operation of Borrower in the ordinary course of business and in accordance with its historical business practices.

7.4.        Access to Books and Records. Borrower shall permit agents, representatives and employees of Lenders to inspect the Borrower’s books and records or business offices or premises or any part thereof at reasonable hours upon reasonable advance written notice, which may include notice by e-mail.

7.5.        Removed and Reserved.

7.6.        Litigation. Borrower shall give prompt notice to Lender of any material litigation or governmental proceedings, investigations or inquiries pending or threatened against Borrower, or any property or assets covered by this Note.

7.7.        Prohibited Actions. For so long as the Borrower has any outstanding Obligations under this Note, without the prior written consent of the Lender, which shall not be unreasonably withheld, the Borrower shall not: (a) incur any indebtedness or payment obligations to any third parties other than trade payables arising in the ordinary course of business and in accordance with its historical business practices; (b) sell, transfer, assign, convey, lease, encumber or dispose of any Collateral other than in the ordinary course of business and in accordance with past practices; (c) grant, incur, create or suffer to exist any lien or encumbrance on any of the Collateral or Equity Collateral; (d) issue or sell any additional equity interests (or securities convertible into equity securities), or other third-party profit participants of Borrower; (e) enter into any agreements imposing payment obligations in excess of $100,000 during a 12 month period other than trade payables arising in the ordinary course of business and in accordance with its historical business practices; (f) make any changes to the Borrower’s name, legal structure, place of business or chief executive office; and/or (g) engage in any dissolution, liquidation, consolidation or merger with or into any other business entity.

7.8.        Reasonableness. It is understood and agreed by the Borrower that the covenants in this Section 7 are reasonable and necessary to protect and secure the interests of the Lenders in collecting amounts due to Lenders under this Note and the Services Agreement.

7.9.        Conversion Shares. The Borrower shall ensure the number of authorized but unissued shares of Conversion Shares sufficient to satisfy the obligations under this Note (as if the entire Outstanding Amount were converted). When issued in compliance with the provisions of this Note, the Borrower Shares issued upon any conversion consummated hereunder will be validly issued, fully paid and non-assessable.

7.10.      Notice of Default. As promptly as practical after the date the Borrower has obtained knowledge of the occurrence of an Event of Default, and in any event within five (5) days after its occurrence and the Borrower becoming aware, the Borrower will provide notice of the same to the Lender and, in each such case the Borrower will provide to the Lender the written statement of the Borrower setting forth the details of each such event and the action which the Borrower proposes to take with respect thereto.

8.            Defaults and Remedies.

8.1.     Events of Default. Each of the following events will be considered an “Event of Default” with respect to this Note:

(a)       The Borrower fails to pay this Note on or before the Maturity Date;

(b)       The failure of Borrower to fully perform any other material covenants and agreements under this Note and continuance of such failure for a period of 30 days after written notice of the default by Lender to Borrower;

(c)       The Borrower makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition for bankruptcy, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting the material allegations of a petition filed against the Borrower in any such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Borrower, or of all or any substantial part of the properties of the Borrower, or the Borrower or their respective officers, directors, managers or members take any action looking to the dissolution or liquidation of the Borrower;

(d)       The commencement of any proceeding against the Borrower seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation or the appointment without the consent or acquiescence of the Borrower of any trustee, receiver or liquidator of the Borrower or of all or any substantial part of the properties of the Borrower;

(e)       The Borrower (i) consummates any (A) dissolution, liquidation, consolidation or merger with or into any other business entity or (B) any transaction as a result of which the equity owners of the Borrower immediately prior to such transaction collectively own less than 51% of the Borrower immediately following such transaction, except for a change in control involving an affiliated entity which results in substantially the same ownership interest and this Note shall be assumed by affiliated entity;

(f)       The Borrower is enjoined, restrained, or in any way prevented by order of a court or regulatory agency from continuing to conduct all or any material part of its business affairs;

(g)       If a notice of lien, levy, or assessment is filed of record with respect to any of the Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or other governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien upon any of the Borrowers assets and the same is not paid on the payment date thereof;

8.2.        Remedies. Upon the occurrence of an Event of Default, Lender shall provide Borrower with notice setting forth with specificity the basis for such Event of Default and Borrower shall have 15 business days to cure such Event of Default, unless otherwise specified. Upon the occurrence of an Event of Default under Section 8.1 hereof: (a) at the option and upon the declaration of Lender, the entire outstanding Principal Amount will, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable; and (b) the Lender may, immediately and without expiration of any period of grace, enforce payment of all Obligations due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise, including under the Services Agreement. The rights, powers and remedies of Lender under this Note and the Services Agreement shall be in addition to all rights, powers and remedies given to Lender by virtue of any statute or rule of law, or any other agreement between Lender and Borrower, all of which rights, powers and remedies shall be cumulative and may be exercise successively or concurrently without impairing Lender’s rights in any security interests created by this Note or the Services Agreement. Borrower hereby waives any right to require Lender to proceed against any guarantor or any other person; to exhaust any collateral or security interest the Lender may hold at any time; to apply any security interests or collateral in any order; or to pursue any other remedy whatsoever in Lender’s power.

9.          Recourse Obligations. The loan evidenced by this Note shall be a full recourse obligation of the Borrower and upon the occurrence and during the continuation of an Event of Default, Lender may exercise all rights and remedies under the Note and the Services Agreement, including, without limitation, its right to seek and obtain a monetary judgment against the Borrower with respect to the obligations evidenced hereby and to hold the Borrower liable for such obligations.

10.         Dispute Resolution. Any dispute, controversy or claim arising out of or relating in any way, either directly or indirectly, to this Note or the applicability, breach, termination or validity thereof, including, but not limited to, (1) assertions as to the inducement of the Note by fraud or otherwise and (2) the applicability, interpretation, validity or enforceability of the provisions of the Note relating to arbitration and arbitration procedures, will be exclusively and finally resolved under the applicable rules and procedures of the American Arbitration Association (AAA). The arbitration shall be held in King County, Washington. The arbitrator’s decision will be binding on the parties and may be confirmed immediately in any court of competent jurisdiction. The arbitration proceeding and all materials, submissions and documents relating thereto will be treated as confidential by all parties thereto. Except as otherwise provided for in this paragraph, elsewhere in the Services Agreement or by the arbitrators)’ decision, each party shall pay its own attorneys’ fees and one-half (1/2) of the costs of arbitration. If any party breaches the provisions of this Section 10 by bringing an action in any forum not specifically provided for hereby, such party shall pay the reasonable attorneys’ fees and expenses incurred by the other part)’ in connection with such proceedings. The arbitrator shall have the authority to grant any remedy or relief the arbitrator deems just and equitable, including injunctive relief, specific performance, and to award to the prevailing party or most prevailing party that party’s reasonable costs and expenses of the arbitration and/or attorney’s fees which shall be paid by the other party. Notwithstanding the foregoing, the Lenders shall have the right, at their option, to seek in any court of competent jurisdiction any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct of Borrower for which no adequate remedy at law may be available or which may frustrate Lenders’ rights under this Note.

11.          General Provisions.

11.1.     Obligations. “Obligations” of Borrower means all advances, debts, liabilities, costs, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender under this Note or the Services Agreement, whether direct or indirect, absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, or any other sums chargeable to Borrower under this Note or under the Services Agreement.

11.2.      Cancellation. After all of Borrower’s Obligations under this Note and the Services Agreement have been paid in full and otherwise discharged, this Note will be surrendered to the Borrower for cancellation and will not be reissued.

11.3.      Survival of Warranties. The representations, warranties and covenants of the Borrower contained in or made pursuant to this Note will survive the execution and delivery of this Note until all obligations under this Note have been fully discharged and satisfied.

11.4.      Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note will inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however that the neither party may assign its obligations or rights, as applicable, under this Note without the written consent of the other party. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

11.5.      Governing Law. This Note will be governed by and construed under the laws of the State of Washington, without reference to principles of conflict of laws or choice of laws.

11.6.      Counterparts. This Note may be executed in one or more counterparts, each of which will be deemed an original (including those delivered by e-mail or other electronic transmission), but all of which together will constitute one and the same instrument.

11.7.      Notices. Any notice required or permitted under this Note will be given in writing by personal delivery, overnight courier, United States mail or e-mail, in any case when delivered during business hours as shown by reasonable evidence of delivery. Notices to Lender and the Borrower will be given using the contact information on the signature page, unless and until a party notifies the other of a change of address.

11.8.      Amendments and Waivers. This Note may not be amended or supplemented except in writing, and no amendment or supplement will be effective unless signed by Borrower and Lender. No waiver of any provision of this Note shall be effective unless in writing and signed by the party against whom enforcement is sought. No amendment, waiver, alteration, modification or impairment shall be implied by reason of any previous amendment, waiver, extension of time, delay or omission in exercise, or by any other indulgence.

11.9.      Severability. If any provision of this Note is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Note shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Note a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

11.10.    Cumulative Rights. Rights and remedies of Lender under this Note and the Services Agreement shall be cumulative and not exclusive of any other rights, remedies or benefits which the Lenders may have under this Note or the Services Agreement or at law, in equity, by statute or otherwise, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

11.11.    Entire Agreement. This Note, together with the Services Agreement and all exhibits and schedules hereto and thereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes, merges, and voids any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to such subject matter.

11.12.    Further Assurance. From time to time, the Borrower will execute and deliver to Lender such additional documents and will provide such additional information to Lender as Lender may reasonably require to carry out the terms of this Note, and any agreements executed in connection herewith.

11.13.    Confidentiality. No party shall disclose or make public any information whatever concerning this Note, all of which shall be strictly confidential save where disclosure is required by law or by a regulatory or tax authority having jurisdiction over the transaction contemplated by this Note or as required to enforce Borrower’s Obligations; provided that both parties may disclose as necessary to any party’s advisors and officers on a need-to-know basis.

11.14.    Business Days. If any date on which action is to be taken under this Note occurs, or if any period during which action to be taken under this Note ends, on day which is not a Business Day, the date or period shall be extended to the next succeeding Business Day.

IN WITNESS WHEREOF, the undersigned has caused this Note to be issued as of the date first written above.

BORROWER

EZ RAIDER LLC

By:
Name: MOSHE AZARZAR
Title: President/CEO

1303 Central Ave. S

Kent, WA 98032

LENDER

By:
Name: COOPER DuBois
Title:

JAN 8, 2021

11388 S. Riverwood Rd

Portland, OR 97219

Signature Page to Promissory Mote

Exhibit A

Conversion Notice Form

To Whom It May Concern:

Reference is made to that certain Secured Convertible Promissory Note dated January ____, 2021 (as amended or restated from time to time, and including any replacements thereof, the “Note”) issued by EZRaider LLC (the “Borrower”) in favor of Lender named in such Note in the original Principal Amount of $500,000.00. Capitalized terms used in this Notice shall have the respective meanings set forth in the Note.

The undersigned Lender hereby exercises the option to convert the all or a portion the Outstanding Amount into Conversion Shares as specified below, all in accordance with the terms of the Note, and directs that such Conversion Shares be issued in the name of, and if certificated, delivered, to undersigned Lender unless a different name has been indicated below. If this conversion involves fractional Borrower Shares, please issue the related check to the same person entitled to receive the Borrower Shares.

Dated: _____________

Amount of Note and Principal to be converted: $______

☐    Offering Shares to be received:         [Represents 35% discount to ______ offering price in the Fundraise](1)

☐    Borrower Shares to be received:        [Represents __ interest in EZRaider LLC membership interest](1)

If Conversion Shares are to be issued to anyone other than the undersigned Lender, please provide the Tax Identification Number of the recipient: _____________________________

(1) Lender acknowledges he must submit such other documentation as requested to subscribe into the offering or join EZRaider LLC as a member, including but not limited to member joinder agreements and subscription agreements

Signature of Lender

Name and address of recipient of Borrower Shares for future notices:

Accepted by EZRaider LLC.:

Conversion Shares to be issued:

By:
Print Name:
Title:
Date:

Conversion Notice